EXHIBIT 2.3

                       SECURITIES PURCHASE AGREEMENT

                                  BETWEEN

                               CMJ.COM, INC.

                                    AND

                          RARE MEDIUM GROUP, INC.







                       Dated as of November 12, 1999





                             TABLE OF CONTENTS

                                                                         Page
                                                                         ----
      1.   Authorization of Securities . . . . . . . . . . . . . . . . . . 1

      2.   Sale and Purchase of the Securities; Allocation of Purchase
           Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

      3.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

      4.   Representations and Warranties of the Purchaser; Register of
           Securities; Restrictions on Transfer  . . . . . . . . . . . . . 2
                4.1  Organization  . . . . . . . . . . . . . . . . . . . . 2
                4.2  Validity  . . . . . . . . . . . . . . . . . . . . . . 2
                4.3  No Consents . . . . . . . . . . . . . . . . . . . . . 3
                4.4  No Conflicts  . . . . . . . . . . . . . . . . . . . . 3
                4.5  Litigation  . . . . . . . . . . . . . . . . . . . . . 3
                4.6  Brokers . . . . . . . . . . . . . . . . . . . . . . . 3
                4.7  Investment Representations and Warranties . . . . . . 3
                4.8  Acquisition for Own Account . . . . . . . . . . . . . 3
                4.9  Ability to Protect Its Own Interests and Bear
                     Economic Risks  . . . . . . . . . . . . . . . . . . . 3
                4.10 Accredited Investor . . . . . . . . . . . . . . . . . 4
                4.11 Access to Information . . . . . . . . . . . . . . . . 4

      5.   Representations and Warranties by the Company . . . . . . . . . 4
                5.1  Capitalization  . . . . . . . . . . . . . . . . . . . 4
                5.2  Due Issuance and Authorization of Capital Stock . . . 5
                5.3  Organization  . . . . . . . . . . . . . . . . . . . . 6
                5.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . 6
                5.5  No Consents . . . . . . . . . . . . . . . . . . . . . 6
                5.6  Authorization; Enforcement  . . . . . . . . . . . . . 6
                5.7  Issuance of Shares  . . . . . . . . . . . . . . . . . 7
                5.8  No Conflicts  . . . . . . . . . . . . . . . . . . . . 7
                5.9  Material Contracts  . . . . . . . . . . . . . . . . . 8
                5.10 Right of First Refusal; Stockholders' Agreement;
                     Voting and Registration Rights  . . . . . . . . . . . 8
                5.11 Previous Issuances Exempt . . . . . . . . . . . . . . 9
                5.12 No Integrated Offering  . . . . . . . . . . . . . . . 9
                5.13 Financial Statements  . . . . . . . . . . . . . . . . 9
                5.14 No Prior Activities; Absence of Certain Changes . . . 9
                5.15 No Undisclosed Material Liabilities . . . . . . . .  10
                5.16 Litigation  . . . . . . . . . . . . . . . . . . . .  10
                5.17 Taxes . . . . . . . . . . . . . . . . . . . . . . .  10
                5.18 Employee Benefit Plans  . . . . . . . . . . . . . .  14
                5.19 Compliance with Laws  . . . . . . . . . . . . . . .  16
                5.20 Finders' or Advisors' Fees  . . . . . . . . . . . .  16
                5.21 Environmental Matters . . . . . . . . . . . . . . .  16
                5.22 Intellectual Property Matters . . . . . . . . . . .  17
                5.23 Year 2000 Compliance Matters  . . . . . . . . . . .  20
                5.24 Related-Party Transactions  . . . . . . . . . . . .  21
                5.25 Title to Property and Assets  . . . . . . . . . . .  21
                5.26 Insurance . . . . . . . . . . . . . . . . . . . . .  21
                5.27 Receivables . . . . . . . . . . . . . . . . . . . .  21

      6.   Conditions of Parties' Obligations  . . . . . . . . . . . . .  22
                6.1  Conditions of the Purchaser's Obligations . . . . .  22
                6.2  Conditions of Company's Obligations . . . . . . . .  24
                6.3  Conditions of Each Party's Obligations  . . . . . .  25

      7.   Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                7.1  Maintain Corporate Rights and Facilities  . . . . .  25
                7.2  Maintain Insurance  . . . . . . . . . . . . . . . .  26
                7.3  Information Rights  . . . . . . . . . . . . . . . .  26
                7.4  Notice of Litigation, Disputes and Adverse
                     Changes; Other Information  . . . . . . . . . . . .  27
                7.5  Conduct of Business . . . . . . . . . . . . . . . .  28
                7.6  Compliance with Certificate of Incorporation and
                     Bylaws  . . . . . . . . . . . . . . . . . . . . . .  28
                7.7  Internal Accounting Controls  . . . . . . . . . . .  28
                7.8  Indemnification of the Board of Directors;
                     Directors and Officers Insurance Policy . . . . . .  28
                7.9  Use of Proceeds . . . . . . . . . . . . . . . . . .  29
                7.10 Reservation of Capital Stock  . . . . . . . . . . .  29
                7.11 Advice of Changes . . . . . . . . . . . . . . . . .  29
                7.12 Protective Provisions . . . . . . . . . . . . . . .  29

      8.   Registration Rights . . . . . . . . . . . . . . . . . . . . .  31

      9.   Third Party Transfers . . . . . . . . . . . . . . . . . . . .  31

      10.  Registration, Transfer and Substitution of Certificates for
           Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                10.1 Stock Register; Ownership of Securities . . . . . .  31
                10.2 Replacement of Certificates . . . . . . . . . . . .  31
                10.3 Restrictive Legends . . . . . . . . . . . . . . . .  32
                10.4 Notice of Proposed Transfer; Opinions of Counsel  .  32

      11.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  32

      12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .  36
                12.1 Waivers and Amendments  . . . . . . . . . . . . . .  36
                12.2 Notices . . . . . . . . . . . . . . . . . . . . . .  36
                12.3 Termination of Agreement  . . . . . . . . . . . . .  38
                12.4 Indemnification . . . . . . . . . . . . . . . . . .  38
                12.5 Indemnification Procedures. . . . . . . . . . . . .  39
                12.6 Survival of Representations and Warranties, etc . .  39
                12.7 Amendments; No Waivers  . . . . . . . . . . . . . .  40
                12.8 Successors and Assigns  . . . . . . . . . . . . . .  40
                12.9 Headings  . . . . . . . . . . . . . . . . . . . . .  41
                12.10 Governing Law  . . . . . . . . . . . . . . . . . .  41
                12.11 Expenses . . . . . . . . . . . . . . . . . . . . .  41
                12.12 Jurisdiction . . . . . . . . . . . . . . . . . . .  42
                12.13 Waiver of Jury Trial . . . . . . . . . . . . . . .  42
                12.14 Counterparts; Effectiveness  . . . . . . . . . . .  42
                12.15 Entire Agreement . . . . . . . . . . . . . . . . .  42
                12.16 Severability . . . . . . . . . . . . . . . . . . .  43



                              LIST OF EXHIBITS

 EXHIBIT A Certificate of Designations of Series A Convertible Preferred
           Stock
 EXHIBIT B Form of Series A Warrant
 EXHIBIT C Registration Rights Agreement
 EXHIBIT D Stockholders Agreement



                       SECURITIES PURCHASE AGREEMENT


      This SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into this 12th day of November, 1999 by and between CMJ.COM, INC., a Delaware corporation (the "Company"), and RARE MEDIUM GROUP, INC., a Delaware corporation (the "Purchaser"). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 11 of this Agreement.

                            W I T N E S S E T H

      WHEREAS, the Company desires to issue and to sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Series A Preferred Shares and the Warrant (each as hereinafter defined) in connection with the transactions contemplated by the Merger (as hereinafter defined), all in accordance with the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

      1. Authorization of Securities. The Company has authorized (i) the issuance and sale of 1,000 shares (the "Series A Preferred Shares") of its Series A Convertible Preferred Stock , par value $0.01 per share ("Series A Preferred Stock"), which are convertible into shares of the Company's common stock, par value $.01 per share (the "Common Stock"); (ii) the issuance with the Series A Preferred Shares of a detachable two-year warrant (the "Warrant"), which shall entitle its holder to purchase from the Company 1,000 additional shares of the Series A Preferred Stock. The Series A Preferred Stock will have the rights, preferences and privileges set forth in the form of Certificate of Designations attached hereto as Exhibit A (the "Certificate of Designations"). The Warrant will have the rights, preferences and privileges set forth in the form of Warrant attached hereto as Exhibit B. The Common Stock into which the Series A Preferred Stock is convertible is sometimes referred to herein as the "Conversion Shares"; the shares of Series A Preferred Stock that may be purchased upon exercise of the Warrant are sometimes referred to herein as the "Warrant Preferred Shares"; the shares of Common Stock issuable upon conversion of the Warrant Preferred Shares are sometimes referred to herein as the "Warrant Shares"; and the Series A Preferred Shares, the Conversion Shares, the Warrant, the Warrant Preferred Shares and the Warrant Shares are sometimes referred to herein collectively as the "Securities".

      2. Sale and Purchase of the Securities; Allocation of Purchase Price. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, at the Closing, on the Closing Date (as hereinafter defined), 1,000 Series A Preferred Shares and the Warrant, for an aggregate purchase price of $7,000,000 (the "Purchase Price").

      3. Closing. The closing of the sale to, and purchase by, the Purchaser of the Series A Preferred Shares and the Warrant referred to in
 Section 2 hereof (the "Closing") shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022-3897, on the third business day after the satisfaction or waiver of all of the conditions set forth in Section 6 hereof (the "Closing Date"). At the Closing, the Company shall deliver to the Purchaser certificates evidencing the Series A Preferred Shares and the Warrant (in such denominations as shall be specified in writing by the Purchaser), each of which shall be registered in the Purchaser's name, against delivery to the Company by the Purchaser of the Purchase Price payable by wire transfer of immediately available funds to an account that the Company will designate in writing to the Purchaser at least two business days prior to the Closing Date.

      4. Representations and Warranties of the Purchaser; Register of Securities; Restrictions on Transfer. The Purchaser represents and warrants to the Company as follows:

           4.1 Organization. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

           4.2  Validity.   The execution, delivery and performance of this
 Agreement, and the other documents and instruments referred to herein, in each case to which the Purchaser is a party, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and each such document constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

           4.3 No Consents. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor the consummation by it of the obligations and transactions contemplated hereby requires any consent of, authorization by, exemption from, filing with or notice to any governmental authority or any other Person other than such as have been obtained, made or given prior to the date hereof.

           4.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation of the Certificate of Incorporation or By-laws of the Purchaser.

           4.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against or affecting, the Purchaser before any court or arbitrator or any governmental body, agency or official that could prevent or materially delay the consummation of the transactions contemplated hereby.

           4.6 Brokers. The Purchaser has not engaged a broker, investment banker, financial advisor, finder or other person entitled to any brokerage, investment banker's, financial advisor's, finder's or other fee or commission for which the Company will be liable in connection with the execution of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder.

           4.7 Investment Representations and Warranties. The Purchaser understands that the Securities have not been registered under the Securities Act of 1933 (the "Securities Act") and that the certificates evidencing the Securities shall bear a legend to that effect, unless prior to conversion of any shares of Series A Preferred Stock or Warrant Preferred Shares, the Common Stock issuable upon conversion thereof shall have been so registered.

           4.8 Acquisition for Own Account. The Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

           4.9 Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser represents that by reason of its business and financial experience, and the business and financial experience of its management, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. The Purchaser is not an entity formed for the specific purpose of consummating the transactions contemplated hereby. The Purchaser further represents that the Purchaser is able to bear the economic risk of an investment in the Securities, and has an adequate income independent of any income produced from an investment in the Securities and has sufficient net worth to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.

           4.10 Accredited Investor. The Purchaser represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

           4.11 Access to Information. The Purchaser has been given access to all Company documents, records, and other information, has received physical delivery of all such documents, records and information which the Purchaser has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives concerning the Company's business, operations, financial concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities.

          5. Representations and Warranties by the Company. The Company (which term as used in this Section 5 shall, except as used in Sections 5.1, 5.2, 5.3 (excluding the last sentence thereof), 5.4, 5.5, 5.6, 5.12 and 5.14 and unless the context otherwise requires, be deemed to include (i) Changemusic.com, Inc. ("Changemusic.com") and College Media, Inc. ("CMJ") prior to the proposed merger of Changemusic.com and CMJ with and into the Company to be effective immediately prior to the Closing (the "Merger") and (ii) any Subsidiary of the Company) represents and warrants to the Purchaser (except as set forth in the disclosure schedules delivered to the Purchaser simultaneously with the execution of this Agreement and attached hereto (the "Disclosure Schedules")) as follows:

           5.1 Capitalization. (a) The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share (of which 2,600 shares will be designated Series A Preferred Stock). As of the date hereof there are outstanding 100 shares of Common Stock and no preferred stock and the Company has no other shares of capital stock authorized, issued or outstanding. Each of Changemusic.com and CMJ owns of record 50 shares of Common Stock. All issued and outstanding shares of capital stock of Changemusic.com and CMJ will be canceled in the Merger. The Company will succeed to all the rights, permits and franchises and licenses and is subject to all of the restrictions, disabilities and duties of each of Changemusic.com and CMJ as a result of the Merger. The capitalization of the Company as of the date hereof, including, without limitation, the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Series A Preferred Stock and the Warrant) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company and the number of shares to be reserved for issuance upon conversion of the Series A Preferred Shares, exercise of the Warrant and Conversion of the Warrant Preferred Shares is set forth on Schedule 5.1 of the Disclosure Schedules.

           (b) Except as set forth on Schedule 5.1, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except as provided hereunder), (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 5.1(b) also includes complete and accurate copies of all stock option or stock purchase plans, including, without limitation, a list of all outstanding options, warrants or other rights to acquire shares of the Company's stock and a description of the material terms of such outstanding options, warrants or other rights.
 There are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the Securities in accordance with the terms of this Agreement, the Certificate of Designations or the Warrant.

           (c) The Company has furnished to the Purchaser true and correct copies of the Company's certificate of incorporation (the "Certificate of Incorporation") as in effect on the date hereof, and the Company's by-laws (the "By-laws") as in effect on the date hereof.

           5.2 Due Issuance and Authorization of Capital Stock. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable. No shares of capital stock of the Company are subject to (a) preemptive rights or any other similar rights of the stockholders of the Company or (b) any mortgage, lien, claim, judgment, pledge, charge, security interest, escrow equity, or other encumbrance of any kind and the sale and delivery of the Securities to the Purchaser pursuant to the terms hereof will vest in the Purchaser legal and valid title to the Securities, free and clear of all mortgages, liens, claims, judgments, pledges, charges, security interests, escrow equity, or other encumbrances of any kind.

           5.3 Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company, (c) has its principal place of business and chief executive office in New York, New York and (d) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. For purposes of this Agreement, "Material Adverse Effect" shall mean any material adverse effect on (i) the Securities, (ii) the ability of the Company to perform its obligations under this Agreement, the Certificate of Designations or the Warrant, or
 (iii) the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and its Subsidiaries taken as a whole.

           5.4  Subsidiaries.  Each Subsidiary of the Company is listed on
 Schedule 5.4.

           5.5 No Consents. Neither the execution, delivery or performance of this Agreement, the Certificate of Designations or the Warrant by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Securities) requires any consent of, authorization by, exemption from, filing with or notice to any governmental authority or any other person, other than the filing of the Certificate of Designations with the Secretary of State of Delaware.

           5.6 Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the issuance of the Securities). The execution, delivery and performance by the Company of each of this Agreement and the Warrant, the execution and filing of the Certificate of Designations, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Company has taken all actions under its Certificate of Incorporation and its By-laws as may be necessary or advisable to provide the Purchaser with the rights hereby contemplated.

           5.7 Issuance of Shares. The Securities have been duly authorized, a sufficient number of authorized but unissued Series A Preferred Shares have been reserved for issuance upon exercise of the Warrant and a sufficient number of shares of authorized but unissued Common Stock have been reserved for issuance upon conversion of the Series A Preferred Shares and the Warrant Preferred Shares, and upon such issuance, conversion or exercise in accordance with the terms of this Agreement, the Certificate of Designations or the Warrant (as applicable), all such Securities will be duly authorized, validly issued, fully paid and non-assessable, and free from all mortgages, liens, claims, judgments, pledges, charges, security interests, escrow equity, or other encumbrances of any kind, and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

           5.8 No Conflicts. The execution, delivery and performance of this Agreement and the Warrant, the execution and filing of the Certificate of Designation, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Securities) will not (a) result in a violation of the Certificate of Incorporation or By-laws of the Company, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation of the Company or a loss, in whole or in part, of any benefit or right to which the Company is entitled under, any material agreement, lease, mortgage, indenture, instrument or other contract to which the Company is a party or any license, franchise, permit or other similar authorization held by the Company, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, or (d) result in the creation of any Lien upon any assets of the Company, except in the case of clauses (b), (c) and (d), for such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens that would not, individually or in the aggregate have a Material Adverse Effect on the Purchaser. For purposes of this Agreement, "Lien" means, with respect to any properties or assets, any mortgage, lien, claim, judgment, pledge, charge, security interest, escrow equity, or other encumbrance of any kind in respect of such property or asset, other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 5.17) not yet due or being contested in good faith and for which adequate provision has been made or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. The Company is not in violation of its Certificate of Incorporation or By-laws. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that, either individually or in the aggregate, would not have a Material Adverse Effect.

           5.9 Material Contracts. Each material contract of the Company is set forth on Schedule 5.9. Each such contract is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors' rights generally and by general equitable principles. There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any person, or any combination thereof, would constitute a breach, violation or default by the Company under any such contract or, to the knowledge of the Company, by any other person to any such contract nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party. The Company has not been notified that any party to any material contract intends to cancel, terminate, not renew or exercise an option under any material contract, whether in connection with the transactions contemplated hereby or otherwise. Except as set forth on Schedule 5.9, the Company is not a party to any agreement that expressly limits the ability of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           5.10 Right of First Refusal; Stockholders' Agreement; Voting and Registration Rights. No party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the Company's securities. There are no provisions of the Certificates of Incorporation or the By-laws, no agreements to which the Company is a party and no agreements by which the Company is bound, which
 (a) may affect or restrict the voting rights of the Purchaser with respect to the Securities in its capacity as a stockholder of the Company, (b) restrict the ability of the Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Securities or, (c) would adversely affect the Company's or the Purchaser's right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the Certificate of Designations or the Warrant and the transactions contemplated hereby or thereby.

           5.11 Previous Issuances Exempt. All shares of capital stock and other securities issued by the Company prior to the Closing Date have been issued in transactions exempt from the registration requirements under the Securities Act. The Company has not violated the Securities Act in connection with the issuance of any shares of capital stock or other securities prior to the Closing Date. The Company has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act. No holder of any of the Company's capital stock has any rescission or pre-emptive rights.

           5.12 No Integrated Offering. Neither the Company, nor any of its Affiliates or any other person acting on the Company's behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act.

           5.13 Financial Statements. The unaudited consolidated annual financial statements for 1998 and 1997 and unaudited consolidated interim financial statements for the first nine months of 1999 of each of Changemusic.com and CMJ (including any related notes and schedules) present fairly, in all material respects, the financial position of Changemusic.com and CMJ and their respective Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).

           5.14 No Prior Activities; Absence of Certain Changes.

           Since the date of its incorporation and prior to the date hereof, the Company has not engaged in any activities other than in connection with or incidental to its formation, the Merger Agreement or this Agreement.

           5.15 No Undisclosed Material Liabilities.

           There are no material liabilities of the Company whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP or required to be disclosed on the face thereof or in the notes thereto in accordance with Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board, other than:

           (a) liabilities disclosed or provided for in the Changemusic.com Balance Sheet, the CMJ Balance Sheet, or in the respective notes thereto;

           (b) liabilities incurred since such date in the ordinary course of business; or

           (c)  liabilities under this Agreement.

           5.16 Litigation.

           There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its properties or any of its officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

           5.17 Taxes.

           Except as set forth in Schedule 5.17:

           (a) The Company has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Return would not be reasonably likely to have a Material Adverse Effect on the Company and (y) timely paid (or properly accrued on the books of the Company) or there has been paid on its behalf all Taxes due from it or claimed to be due from it by any tax authority (whether or not set forth on any Tax Return) except to the extent that any failure to pay would not be reasonably likely to have a Material Adverse Effect on the Company;

           (b) The Company has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to sections 1441 and 1442 of the Code and employment withholding Taxes) and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be withheld and paid over under all applicable Tax Laws except for amounts that would not be reasonably likely to have a Material Adverse Effect on the Company;

           (c) There are no material Liens for Taxes upon the assets or properties of the Company except for statutory Liens for current Taxes not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

           (d) The Company has not requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company except for such waiver or consent that would not be reasonably likely to have a Material Adverse Effect on the Company;

           (e) The Company has not received any written notice of any federal, state, local or foreign audits, review, suits, investigations, actions, claims or other administrative proceedings or court proceedings ("Audits") with regard to any Taxes or Tax Returns of the Company and to the Company's knowledge no such Audits are currently being conducted;

           (f) All Tax deficiencies which have been claimed, proposed or asserted against the Company by any taxing authority have been fully paid, except for such deficiency that would not be reasonably likely to have a Material Adverse Effect on the Company. No issue has been raised by any taxing authority in any current or prior examination which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent Taxable Period;

           (g) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any tax authority notified the Company in writing of any such adjustment or change of accounting method);

           (h) To the knowledge of the Company, no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes;

           (i) The Company has not filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

           (j) The reserves for Taxes (determined in accordance with generally accepted accounting principles consistently applied) reflected in the Changemusic.com Balance Sheet and the CMJ Balance Sheet are adequate for the payment of all Taxes payable by the Company through the respective dates of the CMJ Balance Sheet and the Changemusic.com Balance Sheet;

           (k) The Company is not a party to, or subject to, any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any payments that will not be deductible by operation of
 Section 162(m) of the Code;

           (l) The Company has not requested or received a ruling or determination from any tax authority or signed a closing or other agreement with any tax authority which would be reasonably likely to have a Material Adverse Effect on the Company;

           (m) The Federal Income Tax Returns of the Company for the Tax Periods ending before January 1, 1995 have been examined by the appropriate Governmental Entity (or the applicable statue of limitations for the assessment of such taxes has expired);

           (n) The Company is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, "Tax Indemnification Agreements"). As of the date of this Agreement, the Company is not aware of any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Indemnification Agreement;

           (o) The Company has previously delivered or made available to the Purchaser complete and accurate copies of each of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company, (b) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company (or on its behalf) and (c) any closing agreements entered into by the Company with any tax authority. The Company will deliver to the Purchaser all materials with respect to the foregoing for all matters relating to the Company arising after the date hereof;

           (p) The Company does not have nor could have any liability for Taxes of another person under Section 1.1502-6 of the Treasury Regulations (or any similar provision under state, local or foreign law), by contract or otherwise;

           (q) The Company does not have any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign law);

           (r) No written notice of a claim by a taxing authority in a jurisdiction where the Company does not file Tax Returns has been received by the Company to the effect that the Company is or may be subject to taxation by that jurisdiction;

           (s) The Company is not a "United States real property holding corporation" within the meaning of Section 897 of the Code;

           For the purposes of this Agreement, the following terms shall have the meanings set forth below: "Taxes" means all federal, state, local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature, whether or not disputed (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, back-up withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum and other taxes or escheat liability), imposed by any taxing authority, including any interest, penalty (civil or criminal), or addition thereto. "Tax Law" means the law (including any applicable regulations or any administrative pronouncement) of any governmental authority relating to any Tax. "Tax Period" means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law. "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

           5.18 Employee Benefit Plans.

           (a) For purposes of this Agreement, the term "Company Employee Plans" shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company and covers any employee or director or former employee or director of the Company, or under which the Company has any liability, contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of ERISA, but excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA). Neither the Company nor any of its Affiliates contributes to, or is required to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA. Schedule 5.18 sets forth a true, accurate and complete list of all Company Employee Plans.

           (b) Each Company Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

           (c) The Company has not incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Affiliate of the Company of incurring any such liability. All contributions required to be made under the terms of any the Company Employee Plan have been made, and, where applicable to a Company Employee Plan, the Company and its Affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Company Employee Plan.

           (d) Each Company Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to the Company's knowledge, no circumstances exist which will adversely affect such qualification or exception.

           (e) No director or officer or other employee of the Company will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Company Employee Plans or other benefit under any compensation plan or arrangement of the Company) solely as a result of the transactions contemplated in this Agreement; and
 (ii) no payment made or to be made to any current or former employee of director of the Company, or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

           (f) No Company Employee Plan provides material post-retirement health and medical, life or other insurance benefits for retired employees of the Company nor has the Company represented or promised to provide such benefits.

           (g) There has been no amendment to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof by the Company in connection with the Merger.

           (h) The Company is in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company is pending or threatened, nor is the Company involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of the Company, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Company Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on the Company.

           5.19 Compliance with Laws.

           The Company has not violated, nor is in violation of, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           5.20 Finders' or Advisors' Fees.

           There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

           5.21 Environmental Matters.

           (a) Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against, the Company, and no penalty has been assessed against the Company, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company is in compliance with all Environmental Laws; and (iii) to the knowledge of the Company there are no liabilities of or relating to the Company relating to or arising out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

           (b) For purposes of this Agreement, the term "Environmental Laws" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

           5.22 Intellectual Property Matters.

           (a) For purposes of this Agreement, "Intellectual Property" means any United States, foreign, international and state: patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "Patents"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (each as defined below in this Section 5.22) (collectively, "Copyrights"); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"), rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing. "Content" means any and all information, pictures, images, graphics, video, audio, text and any other content or information, in whatever form and on any media. "Company Content" means any and all Content published or displayed in any form, including electronically by or on behalf of the Company, including but not limited to all Content contained in Company publications and events.

           (b) The Company owns or has the valid right to use all material Intellectual Property, as currently used in connection with the business of the Company, including without limitation all license agreements and other agreements granting rights relating to any such Intellectual Property ("Company License Agreements") to which the Company is a party or is otherwise bound (such Intellectual Property, together with the Company License Agreements the "Company Intellectual Property").

           (c) Schedule 5.22(c) sets forth, for the Company Intellectual Property owned by the Company, a complete and accurate list of all United States, foreign, international and state (i) patents and patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Internet domain names, and (iv) Copyright registrations and applications, and material unregistered Copyrights, including Content and Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

           (d) Except as set forth on Schedule 5.22(d), the Company Intellectual Property owned by the Company is solely and exclusively owned by the Company free and clear of all Liens, and the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright that it owns. Except as set forth on Schedule 5.22(d), all of the items set forth on Schedule 5.22(c) are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. There is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 5.22(c) or any other Company Intellectual Property owned by the Company or, to the Company's knowledge, against any Company Intellectual Property not owned by the Company.

           (e) Except as set forth on Schedule 5.22(e), there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which the Company is a party or is otherwise bound, which (i) materially restrict the Company's rights to use any Company Intellectual Property, (ii) materially restrict the Company's business in order to accommodate a third party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise materially infringe any Company Intellectual Property. The Company has not materially licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the Company License Agreements set forth on
 Schedule 5.22(e) and no royalties, honoraria or other fees are payable by for the use of or right to use any Company Intellectual Property in connection with the Company's business as currently conducted, except pursuant to the Company License Agreements set forth on Schedule 5.22(e).

           (f) The Company License Agreements are valid and binding obligations of the Company and, to the Company's knowledge, any other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such Company License Agreement.

           (g) To the Company's knowledge, no Trade Secret material to the business of the Company as currently operated has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects the Company's proprietary interests in and to such Trade Secrets. To the Company's knowledge, no party to any non-disclosure agreement relating to such Trade Secrets is in breach thereof.

           (h) To the Company's knowledge, the conduct of the Company's business as currently conducted and the Company Content do not materially infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) and is not materially libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene. Except as set forth on Schedule 5.22(h), there are no claims or suits pending or, to the Company's knowledge, threatened, and the Company has not received any notice of a third party claim or suit, (i) alleging that the Company's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any the Company Intellectual Property.

           (i) To the Company's knowledge, no third party is materially misappropriating, infringing, diluting, or otherwise violating any Company Intellectual Property, and, except as set forth on Schedule 5.22(i), no such claims are pending against a third party by the Company.

           (j) Without limitation to the representations and warranties set forth above in this Section 5.22, the Company represents and warrants that there are no material restrictions on the Company Content owned by the Company.

           (k) The Company (i) has (other than as set forth in the following clause (ii)) the unrestricted right to use, copy, distribute, create derivative works from, perform, display, transmit and otherwise exploit the Company Content, including, but not limited to, all past, current and future music reviews published by or on behalf of CMJ on whatever media (the "CMJ Music Reviews") and (ii) no other person or entity will have any rights whatsoever in or to any Company Content, except for
 (A) any rights set forth in the contacts (other than the Linking Agreement, dated as of April 20, 1998, between CMJ and CDnow, Inc., a Pennsylvania corporation (the "CDnow Agreement")) listed on Schedule 5.22(k) and (B) the right of CDnow, Inc., pursuant to the CDnow Agreement, (x) to be the only online retail seller of recorded music licensed to use, copy or display the CMJ Music Reviews over the Internet and (y) to have the right of first refusal to license any other CMJ Content appearing in either CMJ New Music Report or CMJ New Music Monthly, except for any chart or chart related data appearing in either CMJ New Music Report or CMJ New Music Monthly (the rights in the foregoing clause (B) collectively referred to herein as the "CDnow Agreement Rights"). Notwithstanding subsection (A) above and notwithstanding the CDnow Agreement Rights, the Company has the right to place any and all CMJ Content, including the CMJ Music Reviews, on its Internet sites, including in connection with its online retail sale of recorded music. None of the agreements listed on Schedule 5.22(e) hereto conflict with or violate any provisions of any of the other agreements listed on Schedule 5.22(e).

           5.23 Year 2000 Compliance Matters.

           (a) Except as set forth on Schedule 5.23, to the Company's knowledge after reasonable investigation, all material Date Data and Date-Sensitive Systems used by the Company in connection with its business as currently conducted, or in development or on order, are Year 2000 Compliant, or are reasonably expected to be Year 2000 Compliant in a timely manner. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any Software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data (other than those licensed from third party providers). "Year 2000 Compliant" means
 (i) with respect to Date Data, that such data is in proper format and accurate for all dates in, or spanning, the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality, interoperability or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system, or in combination with other Software, hardware, or Content that is Year 2000 Compliant and properly interfaces with that Date-Sensitive System.

           5.24 Related-Party Transactions.

           Except as set forth on Schedule 5.24, no employee, officer, or director of the Company or member of his or her immediate family is currently indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 5.24, to the Company's knowledge, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or any firm or corporation that competes with the Company except that employees, officers, or directors of the Company and members of their immediate families may own stock in an amount not to exceed 5% of the outstanding capital stock of publicly traded companies that may compete with the Company. As of the date hereof, except as set forth on Schedule 5.24, and other than with respect to agreements for employment, copies of which have been provided to the Purchaser, no employee, director, of officer of the Company or any of its Subsidiaries and no member of the immediate family of any employee, officer, or director of the Company is directly or indirectly interested in any material contract with the Company.

           5.25 Title to Property and Assets.

           As of the date hereof, the Company owns its property and assets free and clear of all Liens except such Liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company currently is in compliance with such leases and, to the Company's knowledge, holds a valid leasehold interest free of any Liens.

           5.26 Insurance.

           The Company has, in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow the Company to replace any material assets or properties of the Company that might be damaged or destroyed.
 Set forth on Schedule 5.26 is a list of all insurance policies maintained by or for the benefit of the Company and its directors, officers, employees or agents.

           5.27 Receivables.

           The accounts receivable of the Company (i) arose from bona fide sales transactions in the ordinary course of business, are payable on ordinary trade terms in the ordinary course of business and are not subject to setoff, counterclaims or defense, (ii) are, to the knowledge of the Company, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) are subject to reserves established on the Company Balance Sheet or, with respect to accounts receivable arising subsequent to the date thereof, to reserves established in the ordinary course consistent with past practice and in accordance with GAAP.

      6.   Conditions of Parties' Obligations.

           6.1 Conditions of the Purchaser's Obligations. The obligations of the Purchaser under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Purchaser.

           (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

           (b) There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on the Purchaser at or after the Closing Date.

           (c)  Certificate of Designations.  The Certificate of
 Designations shall have been filed with the Secretary of State of the State of Delaware, and the Purchaser, shall have received confirmation reasonably satisfactory to it that such filing has occurred.

           (d) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement, including without limitation the offer and sale of the Securities.

           (e) Certificate of Officer. The Company shall have delivered to the Purchaser a certificate dated the Closing Date, executed by its Chief Executive Officer, certifying the satisfaction of the conditions specified in paragraphs (a) of this Section 6.1 and as to the filing of the Certificate of Designations.

           (f) Warrant. The Company shall have executed and delivered the Warrant in the form attached hereto as Exhibit B.

           (g) Registration Rights Agreement. The Purchaser, the Company and the other stockholders of the Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit C.

           (h) Stockholders Agreement. The Purchaser, the Company and the other stockholders of the Company shall have executed and delivered the Stockholders Agreement in the form attached hereto as Exhibit D.

           (i) Supporting Documents. The Purchaser shall have received the following:

                (i) Copies of resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Certificate of Designations, the execution, delivery and performance of this Agreement, the Warrant, the Registration Rights Agreement, the Stockholders Agreement and all other documents and instruments to be delivered pursuant hereto and thereto;

                (ii) A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and (B) further certifying that the Certificate of Incorporation and By- laws of the Company delivered to the Purchaser at the time of the execution of this Agreement have been validly adopted and have not been amended or modified, except to the extent provided in the Certificate of Designations; and

                (iii) Such additional supporting documentation and other information with respect to the transactions contemplated by this Agreement as the Purchaser may reasonably request.

           (j) No Material Adverse Change. There shall have been no material adverse change in the business, properties, assets or condition (financial or otherwise) of the Company from and after the date of this Agreement.

           (k) Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement, and the documents contemplated herein, to issue the Securities, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Securities, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

           6.2 Conditions of Company's Obligations. The Company's obligations under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company.

           (a) (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, and (iii) the Company shall have received a certificate signed by an executive officer of the Purchaser to the foregoing effect;

           (b) There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on the Company at or after the Closing Date.

           6.3 Conditions of Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the fulfillment prior to or on the Closing Date of all of the following conditions:

           (a) Effectiveness of the Merger. The Merger shall have become effective contemporaneous with or immediately prior to the Closing.

           (b) Absence of Litigation. The parties shall be satisfied as to the absence of (i) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement and (ii) any provision of any applicable law or regulation, or any judgment, injunction, order or decree prohibiting or enjoining the transactions contemplated by this Agreement.

      7. Covenants. For so long as the Purchaser beneficially owns not less than 500 shares of Series A Preferred Stock, the Company agrees that the Company (and each of its Subsidiaries unless the context otherwise requires) will do the following:

           7.1 Maintain Corporate Rights and Facilities. Maintain and preserve its corporate existence and all rights, franchises, licenses, trademarks, service marks, trade names, copyrights and other authority reasonably deemed adequate by the Company for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its business in an orderly manner without voluntary interruption.

           7.2 Maintain Insurance. Maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business.

           7.3  Information Rights.

           (a) Access to Records. The Company shall, and shall cause each subsidiary to, afford to the Purchaser, the affiliates of the Purchaser and each of their respective officers, employees, advisors, counsel and other authorized representatives (collectively with the affiliates of the Purchaser, the "Representatives"), during normal business hours, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Company and its Subsidiaries and all officers and employees of the Company and such Subsidiaries. The Purchaser shall maintain the confidentiality of any confidential and proprietary information regarding the Company and its Subsidiaries; provided, however, that the foregoing shall in no way limit or otherwise restrict the ability of the Purchaser or any of its Representatives to disclose any such information concerning the Company and its Subsidiaries which it may be required to disclose pursuant to or as required by law.

           (b) Financial Reports. For so long as the Purchaser beneficially owns not less than 500 shares of Series A Preferred Stock, the Company shall furnish to the Purchaser the following:

                (i) Quarterly Reports. As soon as available, but not later than 45 days after the end of each quarterly accounting period, (A) a consolidated balance sheet of the Company as of the end of such period and consolidated statements of income, cash flows and changes in stockholders' equity for such quarterly accounting period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan and an analysis of the variances from the budget or plan, all prepared in accordance with generally accepted accounting principals consistently applied, subject to normal year-end adjustments and the absence of footnote disclosure, and (B) a report by management of the Company of the operating and financial highlights of the Company and its Subsidiaries for such period, which shall include (x) a comparison between operating and financial results and budget and (y) an analysis of the operations of the Company and its Subsidiaries for such period.

                (ii) Annual Audit. As soon as available, but not later than 90 days after the end of each fiscal year of the Company, audited consolidated financial statements of the Company, which shall include statements of income, cash flows and changes in stockholders' equity for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the report of a "Big 5" firm of independent certified public accountants selected by the Company's Board of Directors (the "Accountants"). The Company and its Subsidiaries shall maintain a system of accounting sufficient to enable its Accountants to render the report referred to in this
      Section 7.3(b)(ii).

                (iii) Miscellaneous. Promptly upon becoming available, each of the following:

                (A) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Company or its Subsidiaries to its stockholders generally or released to the public and copies of all regular and periodic reports, if any, filed by the Company or its Subsidiaries with the SEC, any securities exchange or the NASD;

                (B) notification in writing of the existence of any default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound;

                (C) upon request, copies of all reports prepared for or delivered to the management of the Company or its Subsidiaries by its accountants; and

                (D) upon request, any other routinely collected financial or other information available to management of the Company or its Subsidiaries (including, without limitation, routinely collected statistical data).

           7.4 Notice of Litigation, Disputes and Adverse Changes; Other Information. (a) Promptly notify the Purchaser of (i) each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or, to the Company's knowledge, threatened against the Company (or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted), or (ii) any other occurrence or change of circumstance relating to the Company which, in either such case, could reasonably be expected to materially and adversely affect the Company's condition (financial or otherwise), properties, assets, liabilities, business or operations (except for any changes that are the effect or result of economic factors generally affecting the economy as a whole).

           (b) Promptly provide the Purchaser with such other information relating to the Company as reasonably requested by the Purchaser including, but not limited to, such financial or other information necessary for the Purchaser's compliance with its reporting requirements under the Exchange Act.

           7.5 Conduct of Business. Conduct its business in accordance with all applicable provisions of federal, state, local and foreign law.

           7.6 Compliance with Certificate of Incorporation and Bylaws. Perform and observe all of its obligations to the holders of all of its securities set forth in the Company's Certificate of Incorporation and By-laws.

           7.7 Internal Accounting Controls. Maintain a system of internal accounting controls administered in accordance with Section 13(b)(2) of the Securities Exchange Act of 1934.

           7.8 Indemnification of the Board of Directors; Directors and Officers Insurance Policy. Reimburse all directors of the Company for their reasonable out-of-pocket expenses in connection with attending meetings of the Company's Board of Directors and all committees thereof and all reasonable out-of-pocket expenses otherwise incurred in fulfilling their duties as directors. The Company's By-Laws or charter shall at all times require the indemnification of all of the Company's directors against liability for actions and omissions to act in their capacity as directors of the Company to the maximum extent that such individuals may lawfully be so indemnified by the Company.

           Maintain in full force and effect a directors and officer liability insurance policy issued by issuers of recognized responsibility, insuring its directors and officers against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation in the same or similar business.

           7.9 Use of Proceeds. The Company will use up to $1.8 million of the proceeds to the Company from the sale of the Series A Preferred Shares and the Warrant for the satisfaction of all indebtedness of the Company that shall have been inherited from CMJ as a result of the Merger. The Company will use the remainder of such proceeds to provide the Company with working capital and for general corporate purposes.

           7.10 Reservation of Capital Stock. The Company shall reserve and keep available out of its authorized but unissued Series A Preferred stock and Common Stock the number of shares required for issuance upon exercise of the Warrant and the conversion of all of the Series A Preferred Shares and the Warrant Preferred Shares (including any additional shares which may become so issuable by reason of the operation of the payment-in-kind dividend provisions of the Certificate of Designations and the anti-dilution provisions of the Certificate of Designations and the Warrant).

           7.11 Advice of Changes. The Company shall confer with the Purchaser on a regular and frequent basis as reasonably requested by the Purchaser, orally and, if requested by the Purchaser, in writing, with regard to any change that has had a Material Adverse Effect with respect to the Company or its Subsidiaries. The Company shall promptly provide to the Purchaser copies of all filings made by the Company or any subsidiary with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

           7.12 Protective Provisions. For so long as the Purchaser beneficially owns not less than 500 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, subdivision, stock split or combination of the Series A Preferred Shares), the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld:

           (a) amend the Certificate of Incorporation or By-laws of the Company if such amendment would adversely alter or change the rights, preferences or privileges of the Series A Preferred Shares or otherwise so as to adversely effect the Series A Preferred Shares.

           (b) merge, consolidate, or amalgamate with any person or entity, except in connection with any Permitted Acquisition;

           (c) effect, approve or authorize any Liquidation of the Company or any recapitalization or reorganization of the Company or any Subsidiary;

           (d) directly or indirectly declare or pay any dividend or make any other distribution in respect thereof, or directly or indirectly redeem or repurchase any shares of capital stock of the Company, whether in cash or property or in obligations of the Company or any Subsidiary; provided, however, that the Company may declare or pay any dividend on, distribution upon or redemption of the Series A Preferred Shares and Warrant Preferred Shares, in accordance with their terms;

           (e) agree to, or permit any Subsidiary to agree to, any provision in any agreement that would impose any restriction on the ability of the Company to honor the exercise of any rights of the holders of the Series A Preferred Stock or the Warrant;

           (f) other than employment arrangements approved by the Board of Directors enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) in the ordinary course of business of the Company and its Subsidiaries, and (b) upon fair and reasonable terms no less favorable to the Company and its Subsidiaries than they would obtain in a comparable arm's length transaction with a Person which is not an Affiliate;

           (g) materially alter or change the business of the Company or any Subsidiary as it is currently conducted or planned to be conducted;

           (h) hire or fire, or amend the employment terms of, the Chief Executive Officer or the Chief Operating Officer of the Company;

           (i) acquire or dispose of any business or assets in a single transaction or a series of related transactions with an aggregate value in such transaction or series of related transactions in excess of $500,000 (including all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration);

           (j) adopt any employee stock option plan or stock incentive plan, or alter in any material respect any of the Company's equity incentive plans for executive officers;

           (k) issue any equity securities other than to employees or directors upon exercise of the stock options referred to in Section 8.3 of the Merger Agreement;

           (l) the creation or incurrence of any indebtedness, or the guaranty of any indebtedness of any other Person, by the Company or any Subsidiary in excess of $500,000; or

           (m) agree or otherwise commit to take any of the actions set forth above.

      8. Registration Rights. The Purchaser shall be entitled to the registration rights with respect to the Conversion Shares and the Warrant Shares as set forth in the Registration Rights Agreement attached hereto as Exhibit C.

      9.   Third Party Transfers.   The Purchaser acknowledges that each
 certificate evidencing the Securities shall be stamped or otherwise imprinted with a legend (in addition to any restrictive legend set forth in Section 10 hereof) in substantially the following form:

           "The shares represented by this Certificate are subject to the limitations and may be transferred only in compliance with the conditions contained in Section 10.4 of the Securities Purchase
      Agreement, dated as of           November 12, 1999, between CMJ.com,
      Inc. and Rare Medium Group, Inc."

      10.  Registration, Transfer and Substitution of Certificates for
 Shares.

           10.1 Stock Register; Ownership of Securities. (a) The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Securities. The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.

           10.2 Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to subdivision (a) of Section
 10.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.

           10.3 Restrictive Legends. Each certificate evidencing Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

                "The shares represented by this Certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act."

           10.4 Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Securities, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with this Section 10.4. Each such notice shall describe the manner and circumstances of the proposed transfer. If within 5 business days after receipt by the Company of such notice, the Company requests an opinion of counsel for such holder that the proposed transfer may be effected without registration of such Securities under the Securities Act, then the Company shall not be required to register such transfer, and the holder thereof shall not be entitled to effect such transfer, unless and until the Company receives such an opinion (which counsel and opinion shall each be reasonably satisfactory to the Company). Such holder shall thereupon be entitled to transfer such Securities in accordance with the terms of the notice delivered by such holder to the Company. Each certificate representing such shares issued upon or in connection with such transfer shall bear the restrictive legends required by Sections 9 and 10.3.

      11. Definitions. Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings specified for all purposes of this Agreement.

           Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 11, shall be construed in accordance with United States generally accepted accounting principles. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.

           "Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

           "Agreement" shall mean this Agreement.

           "Certificate of Incorporation" shall have the meaning assigned to it in Section 1 hereof.

           "Changemusic.com Balance Sheet" shall mean the consolidated balance sheet of Changemusic.com as of September 30, 1999 delivered to the Purchaser.

           "CMJ Balance Sheet" shall mean the consolidated balance sheet of CMJ as of September 30, 1999 delivered to the Purchaser.

           "Closing" shall have the meaning assigned to it in Section 3 hereof.

           "Closing Date" shall have the meaning assigned to it in Section 3 hereof.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Common Stock" shall have the meaning assigned to it in Section 1 hereof.

           "Company Employee Plans" shall have the meaning assigned to it in
 Section 5.18 hereof.

           "Conversion Shares" shall mean the shares of Common Stock, issuable upon conversion of the Series A Preferred Stock.

           "Environmental Law" shall have the meaning assigned to it in
 Section 5.21(b) hereof.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "Exchange Act" shall mean the Securities Exchange Act of 1934.

           "GAAP" shall mean U.S. generally accepted accounting principles.

           "Governmental Entity" shall mean any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

           "Hazardous Material" shall have the meaning assigned to it in
 Section 5.21(b) hereof.

           "Intellectual Property "shall have the meaning assigned to it in
 Section 5.22(b) hereof.

           "Lien" shall have the meaning assigned to it in Section 5.8 hereof.

           "Liquidation" means any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction.

           "Material Adverse Effect" shall have the meaning assigned to it in Section 5.3 hereof.

           "Merger" shall have the meaning assigned to it in Section 5 hereof.

           "Merger Agreement" means the Agreement and Plan of Merger, dated as of November 12, 1999, among Changemusic.com, CMJ and the Company.

           "Net Liabilities" has the meaning given in the Merger Agreement.

           "Permitted Acquisition" means any acquisition by the Company or any Subsidiary of (i) any business or assets with a purchase price of $500,000 or less (including all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration) or (ii) any business or assets for which the consent or approval of the Purchaser has been given.

           "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

           "Purchase Price" shall have the meaning assigned it in Section 2 hereof.

           "Purchaser" shall have the meaning assigned it in the introductory paragraph of this Agreement.

           "SEC" shall mean the Securities and Exchange Commission.

           "Securities" shall have the meaning assigned to it in Section 1 hereof.

           "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

           "Series A Preferred Shares" and "Series A Preferred Stock" shall have the meanings assigned to such terms in Section 1 hereof.

           "Subsidiary" shall mean any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

           "Taxes" shall have the meaning assigned to it in Section 5.17 hereof.

           "Tax Indemnification Agreement" shall have the meaning assigned to it in Section 5.16 hereof.

           "Tax Law" shall have the meaning assigned to it in Section 5.17 hereof.

           "Tax Period" shall have the meaning assigned to it in Section
 5.17 hereof.

           "Tax Return" shall have the meaning assigned to it in Section
 5.17 hereof.

           "Warrant" shall have the meaning assigned to it in Section 1 hereof.

           "Warrant Preferred Shares" shall have the meaning assigned to it in Section 1 hereto.

           "Warrant Shares" shall have the meaning assigned to it in Section 1 hereof.

      12.  Miscellaneous.

           12.1 Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchaser (a) the obligations of the Company and the rights of the Purchaser under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (b) the Company may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of any supplemental agreement or modifying in any manner the rights and obligations hereunder or thereunder of the Purchaser and the Company.

           The foregoing notwithstanding, no such waiver or supplemental agreement shall (a) affect any of the rights of any holder of a Security created by the Certificate of Designations, the Warrant or by the Delaware General Corporation Law without compliance with all applicable provisions of the Certificate of Designation, the Warrant and the Delaware General Corporation Law, or (b) reduce the aforesaid fraction of Series A Preferred Shares or Warrant Preferred Shares, as the case may be, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all the Series A Preferred Shares and Warrant Preferred Shares, respectively.

           Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 13.1.

           12.2 Notices. All notices, requests, consents and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                (a)  if to the Purchaser, to:
                     Rare Medium Group, Inc.
                     565 Fifth Avenue, 29th Floor
                     New York, NY 10017
                     Attention:  Robert C. Lewis, General Counsel
                     Facsimile No.: (212) 856-9122

                with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom
                     919 Third Avenue
                     New York, NY 10022-3897
                     Attention:  Gregory A. Fernicola, Esq.
                     Facsimile No.:  (212) 735-2000

           or    (b)  if to the Company, to:

                     CMJ.com, Inc.
                     565 Fifth Avenue, 29th Floor
                     New York, New York  10017
                     Attention:  Seth Tapper
                     Facsimile No.:  (212) 856-9081

                with copies to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue
                     New York, New York  10022
                     Attention:  Gregory A. Fernicola, Esq.
                     Facsimile No.:  (212) 735-2000

                     and

                     Rosenman & Colin LLP
                     575 Madison Avenue
                     New York, NY 10022
                     Attention:  David H. Landau, Esq.
                     Facsimile No.: (212) 940-8776

 or at such other address or facsimile number as the Company or the Purchaser each may hereafter specify for the purpose by notice to the other party. Each such notice, request, or other communication shall be effective

           (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

           12.3 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

           (a)  by mutual consent of the Purchaser and the Company; or

           (b) at the election of the Purchaser or the Company, if the Merger has not been consummated as of February 12, 2000.

           (c)  upon termination of the Merger Agreement pursuant to Section
 11.1 thereof.

           In the event that the Purchaser elects to terminate this Agreement pursuant to clause (b) of this Section 13.3, it shall give written notice of such termination to the Company in accordance with the provisions of Section 13.2.

           If this Agreement is terminated pursuant to this Section 13.3, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this
 Section 13.3, and in Section 13.11, shall survive the termination hereof.

           12.4 Indemnification. (a) The Company hereby indemnifies the Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by the Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement, the Certificate of Designations or the Warrant; provided that no claim for indemnification against any Loss under this Section 12.4(a) shall be asserted unless and until the cumulative total of the asserted Losses exceeds $25,000.

           (b) The Purchaser indemnifies the Company against and agrees to hold it harmless from any and all Loss incurred or suffered by the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; provided that no claim for indemnification against any Loss under this Section 12.4(b) shall be asserted unless and until the cumulative total of the asserted Losses exceeds $25,000.

           (c) Notwithstanding the foregoing, the indemnification provisions referred to in Section 12.4(a) above shall not be enforceable by the Purchaser to the extent that any misrepresentation or breach of warranty, covenant or agreement by the Company hereunder is attributable to Changemusic.com and the Purchaser had knowledge of such misrepresentation or breach prior to consummation of the Merger.

           12.5 Indemnification Procedures.

           (a) The party seeking indemnification under Section 12.4 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 12.4 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that such consent is not unreasonably withheld.

           (b) The Indemnified Party shall cooperate fully in all aspects of any matter for which indemnity is sought pursuant to Section 12.4 with respect to an action brought by a third party, including, in such case, by providing reasonable access to employees and officers (as witnesses or otherwise) and other information.

           12.6 Survival of Representations and Warranties, etc. The representations and warranties contained (i) in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 5.1, 5.2, 5.3, 5.5, 5.6, 5.7, 5.8, 5.10,
 5.11, 5.12 and 5.22(k) hereof shall survive the Closing Date for the period of the statute of limitations applicable to a claim for breach of such representations and warranties (ii) in Sections 4.5, 5.14, 5.16, 5.19, 5.21, 5.23, 5.24, 5.26 hereof shall survive through the first anniversary of the Closing Date and (iii) in all other Sections of this Agreement shall survive through the second anniversary of the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Purchaser, and the sale and purchase of the Securities and payment therefor; and all statements contained in any certificate, instrument or other writing delivered by or on behalf of the Company pursuant hereto or in connection with or contemplation of the transactions herein contemplated shall constitute representations and warranties by the Company hereunder.

           At the end of the applicable survival period set forth above, the Company and the Purchaser shall, without further action as to such representations and warranties, be deemed to have fully released each other from any and all responsibilities arising thereunder unless during such period a party shall have notified the other party in writing of the nature and particulars of any claimed misrepresentation or breach by the other party.

           12.7 Amendments; No Waivers.

           (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed by each of the parties hereto;

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           12.8 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and assigns of the Purchaser and the successors of the Company, whether so expressed or not (each of which is expressly deemed to be a third party beneficiary hereunder). Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto, except that the Purchaser may, without the prior consent of the Company, (a) assign its rights to purchase the Securities hereunder to any of its Affiliates and (b) in connection with any transfer of at least 50% of its original investment in the Series A Preferred Shares hereunder (whether in the form of Series A Preferred Stock, Conversion Shares or a combination thereof) assign any or all of its rights hereunder or under the Certificate of Designations. This Agreement shall not inure to the benefit of or be enforceable by any other Person.

           12.9 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

           12.10 Governing Law. It is the intention of the parties that the internal laws, and not the laws of conflicts, of New York should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

           12.11 Expenses. The Company agrees, subject to the consummation of the transactions contemplated hereby, to pay, reimburse and hold the Purchaser harmless from liability for the payment of, all reasonable expenses incurred by the Purchaser in connection with the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby and thereby, including, without limitation:

                (i) the fees and expenses of its counsel and accountants and the Purchaser's out of pocket expenses, arising in connection with the preparation, negotiation and execution of this Agreement, the Certificate of Designations and the Warrant and the consummation of the transactions contemplated hereby (the fees and expenses of such counsel may be paid by check delivered to such counsel at the Closing by the Purchaser, the amount of such check being deducted from the aggregate amount to be paid by the Purchaser at the Closing for the Securities to be purchased by it hereunder),

                (ii) the fees and expenses incurred with respect to any amendments to this Agreement, the Certificate of Designations or the Warrant proposed by the Company (whether or not the same become effective),

                (iii) the fees and expenses incurred in connection with any requested waiver of the right of any holder of Securities or the consent of any holder of Securities to contemplated acts of the Company not otherwise permissible by the terms of this Agreement, the Certificate of Designations or the Warrant,

                (iv) stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of this Agreement, or the issuance, delivery or acquisition of the Series A Preferred Shares or the Warrant or upon the conversion of the Series A Preferred Shares or the exercise of the Warrant, and

                (v) all costs of the Company's performance and compliance with this Agreement, the Certificate of Designations and the Warrant.

           12.12     Jurisdiction.

      Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.2 shall be deemed effective service of process on such party.

           12.13     Waiver of Jury Trial.

      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           12.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           12.15 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

           12.16     Severability.

      If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or arbitrator having jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

           IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the day and year first above written.

                          CMJ.COM, INC.


                          By:/s/ Robert Haber
                             --------------------------------------
                             Name:  Robert Haber
                             Title: Chief Executive Officer
                                    and President


                          RARE MEDIUM GROUP, INC.


                          By:/s/ Robert Lewis
                             --------------------------------------
                             Name: Robert Lewis
                             Title: Vice President, General Counsel
                                    and Secretary